EXHIBIT 10.25
AMENDMENT 2015-1

MERCURY GENERAL CORPORATION PROFIT SHARING PLAN
WHEREAS, Mercury General Corporation (the “Company”) maintains the Mercury General Corporation Profit Sharing Plan (the “Plan”);
WHEREAS, pursuant to Section 9.1 of the Plan, the Company is authorized to amend the Plan; and
WHEREAS, it is desirable to amend the Plan to reflect (1) the Company’s acquisition of Workmen’s Auto Insurance Company (“WAIC”), (2) the eligibility of employees of WAIC to participate in the Plan commencing January 1, 2016, and (3) the merger of the WAIC 401(k) Plan with and into the Plan effective on or about July 1, 2016.
NOW, THEREFORE, the Plan is amended, effective January 1, 2016, as follows:
A new Appendix E is added to the Plan, to read as follows:
“APPENDIX E
SPECIAL PROVISIONS FOR FORMER PARTICIPANTS IN THE WAIC PLAN
E.1 Participants Subject to this Appendix.
Effective January 1, 2016, Eligible Employees of Workmen’s Auto Insurance Company (‘WAIC’) shall become eligible to participate in the Plan. In addition, effective on or about
July 1, 2016 (the ‘WAIC Merger Date’), the WAIC 401(k) Plan (the ‘WAIC Plan’) shall be merged with and into the Plan. The Plan shall be the survivor of the merger. Each Eligible Employee who, prior to January 1, 2016, was a participant in (or was eligible to participate in) the WAIC Plan is subject to the provisions of this Appendix E (a ‘WAIC Participant’).
E.2 Enrollment.
Each WAIC Participant who both is an Eligible Employee and meets the requirements of Section 2.1(b) as of January 1, 2016 shall be automatically enrolled for participation in the Plan pursuant to Section 2.2 beginning January 1, 2016, regardless of such individual’s previous deferral election (including any non-election to defer or affirmative election not to defer) under the WAIC Plan prior to January 1, 2016. Thereafter, each WAIC Participant who is an Eligible Employee shall be automatically enrolled in the Plan pursuant to Section 2.2 upon meeting the requirements of Section 2.1(b).
E.3 Service.

With respect to a WAIC Participant, service under the Plan shall include such Employee’s period of service taken into consideration under the terms of the WAIC Plan prior to January 1, 2016. A WAIC Participant’s service credited after December 31, 2015 shall be determined under the terms of the Plan.
E.4 Investments.
The Committee shall adopt such rules as it deems appropriate for the transfer of investments under the WAIC Plan to the Plan’s investments, to occur as soon as reasonably practicable after the WAIC Merger Date.
E.5 Vesting.
(a)    Each WAIC Participant who has not previously forfeited the unvested portion of his accounts under the WAIC Plan (his ‘WAIC Account’) shall continue to vest in such WAIC Account according to the following schedule:
Years of Service    Vesting Percentage
Less than 1             0%
At least 1 but less than 2    20%
2 or more            100%
(b)    A WAIC Participant’s interest in the balance of his accounts accrued under the Plan shall vest in accordance with Article VI of the Plan.
E.6 Loans.
Loans to a WAIC Participant made under the WAIC Plan before the WAIC Merger Date shall be governed by the loan provisions of the WAIC Plan as in effect immediately before the WAIC Merger Date, notwithstanding any contrary provision in the Plan. No new loans shall be made to any WAIC Participant under the provisions of the WAIC Plan after the WAIC Merger Date. In addition, no new loans shall be made to any WAIC Participant under the Plan until all outstanding loans under the WAIC Plan are repaid in full.”
IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute this amendment to the Plan this 23rd day of December, 2015.

MERCURY GENERAL CORPORATION

By: /s/ THEODORE STALICK

Its: Senior Vice President and Chief Financial Officer

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